Exhibit 99.(d)(11)

November 9, 2005

GAM International Management Limited
12 St. James’s Place
SW1A INX
London, England

Re:	New Engagement as Investment Adviser to GAM Gabelli Long/Short

Dear Sirs:

          We refer to (i) the Investment Advisory Agreement (the “Investment Advisory Agreement”) dated February 12, 2003 between GAM Funds, Inc. (the “Fund”) and you relating to GAM Gabelli Long/Short, a series of the Fund’s shares (“GAM Gabelli Long/Short”), and (ii) our letter to you dated as of even date, which confirms your engagement, subject to the terms and conditions set forth therein, as investment adviser to GAM Gabelli Long/Short on an interim basis (as described in Rule 15a-4 of the Investment Company Act of 1940 (the “1940 Act”)). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement.

          The Fund hereby confirms your engagement as investment adviser to GAM Gabelli Long/Short, subject to the following terms and conditions:

          1.          Your engagement hereunder as investment adviser to GAM Gabelli Long/Short shall become effective as of the date (the “Effective Date”) on which this engagement has first been approved by (1) the Board of Directors of the Fund, including a majority of the Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund, and (2) the vote of a majority of the outstanding voting securities of GAM Gabelli Long/Short.

          2.          Except as provided in this letter agreement, all terms and conditions of your engagement as investment adviser to GAM Gabelli Long/Short shall be as set forth in the Investment Advisory Agreement, and the terms of the Investment Advisory Agreement shall be deemed to be fully reinstated as of the Effective Date with respect to your engagement hereunder as investment adviser to GAM Gabelli Long/Short. In the event of any inconsistency between the terms of this letter agreement and the Investment Advisory Agreement, the terms of this letter agreement shall prevail.

Please indicate your acceptance of the above terms and conditions by countersigning the enclosed copy of this letter and returning it to me at the above address.

Yours sincerely,

GAM Funds, Inc.
By:	/s/ Kenneth Dursht

Name:	Kenneth Dursht

Title:	Secretary

Acknowledged and agreed as of the date first above written:

GAM International Management Limited

By:	/s/ Scott Sullivan

Name:	Scott Sullivan

Title:	Director